Exhibit 4.31
Fourth Amendment to
Alion Science and Technology Corporation
Employee Ownership, Savings and Investment Plan
WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Plan”) for the benefit of its employees and employees of other adopting employers, and was last amended and restated as of October 1, 2006; and
WHEREAS, the Board of Directors of the Company desires to amend the Plan to comply with Internal Revenue Service comments in response to the Company’s application for a favorable determination under Section 401(a) of the Internal Revenue Code of 1986, as amended; and
WHEREAS, the Board of Directors of the Company, pursuant to Plan Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer.
NOW, THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective October 1, 2007, unless otherwise provided, by the adoption of the following provisions:
1.	Section 2.2 is hereby amended by adding the following sentences to the end thereof:
“To the extent an Acquisition Loan is made by a party in interest or a disqualified person, it shall be an exempt loan, as such term is defined in Treas. Reg. §54.4975-7(b)(1). Any such exempt loan shall be primarily for the benefit of Participants and Beneficiaries.”
2.	Section 2.11 is hereby amended in its entirety to read as follows:
“2.11 Common Stock.
Alion Science and Technology Corporation common stock issued by the Company (or a member of its controlled group, within the meaning of Section 409(l)(4) of the Code) which has voting power equal to that of the class of Company common stock having the greatest voting power, and dividend rights equal to that of the class of Company common stock having the greatest dividend rights, and otherwise satisfies the definition of a ‘qualifying employer security’ under Section 4975(e)(8) of the Code.”

3.	Subsection 2.13(a)(4) is hereby amended, effective as of October 1, 2006, by deleting the following phrase therefrom:
“under any plan described in Section 401(k) or 125 of the Code”
and substituting the following phrase therefore:
“under any plan described in Sections 402(g), 125 or 457 of the Code”
4.	The last two sentences of Section 2.69 are hereby amended in their entirety to read as follows:
“For Common Stock that is not readily tradeable on an established securities market, the term “Valuation Date” means the semiannual date on which Common Stock is valued by an independent appraiser (which shall generally be as of March 31 and September 30), and such other interim Valuation Dates as declared by the ESOP Committee; provided that the term “independent appraiser” means an appraiser meeting the requirements of the Treasury regulations under Section 170 of the Code, pursuant to Section 401(a)(28)(C) of the Code. Notwithstanding the foregoing, in the case of a transaction between the Plan and a disqualified person (within the meaning of Section 4975(e)(2) of the Code), the Valuation Date shall be the date of the transaction.”
5.	The last sentence of subsection 4.6(b) is hereby amended in its entirety to read as follows:
“Exhibit B to this Plan lists the special provisions that must be preserved under Section 411(d)(6)of the Code, if any, following the transfer of assets from the Human Factors Applications, Inc. Profit Sharing and 401(k) Plan and the Innovative Technology Solutions 401(k) Profit Sharing Plan & Trust in accordance with this subsection (b).”
6.	The second sentence of subsection 4.10(c)(2) is hereby amended, effective as of October 1, 2006, in its entirety to read as follows:
“Such Qualified Nonelective Contributions shall be allocated in accordance with Section 1.401(k)-2(a)(6)(iv) of the Treasury Regulations, and may not exceed five percent (5%) of a Participant’s Compensation.”
7.	The second sentence of subsection 4.10(d) is hereby amended, effective as of October 1, 2006, in its entirety to read as follows:
“Such distributions shall be adjusted for income (gain or loss), including, for Plan Years beginning on or after January 1, 2006 and before January 1, 2008, an adjustment for income for the period between the end of the Plan Year and a date that is no more than seven days before the date of distribution.”

8.	The second sentence of subsection 4.12(d) is hereby amended, effective as of October 1, 2006, in its entirety to read as follows:
“Such distribution shall include earnings or losses (if any) attributable to such amounts, as determined by the ESOP Committee, in accordance with Section 1.401(m)-2(b)(2)(iv), including, for Plan Years beginning on or after January 1, 2006 and before January 1, 2008, earnings or losses for the period between the end of the Plan Year and a date that is no more than seven days before the date of distribution.”
9.	The fourth sentence of subsection 4.12(f) is hereby amended, effective as of October 1, 2006, in its entirety to read as follows:
“Such distribution shall include the income allocable to the amounts so distributed, as determined under this subsection, including, for Plan Years beginning on or after January 1, 2006 and before January 1, 2008, the income for the period between the end of the Plan Year and a date that is no more than seven days before the date of distribution.”
10.	A new subsection 5.6(a)(2) is hereby added to read as follows:
“In all cases, the valuation of employer securities which are not readily tradeable on an established securities market shall be made by an independent appraiser meeting the requirements of the Treasury regulations under Section 170 of the Code, pursuant to Section 401(a)(28)(C) of the Code.”
11.	Subsection 5.7(a) is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding the foregoing, in no event shall the rate of interest of an Acquisition Loan or the price of Financed Shares be such that Plan assets may be drained off.”
12.	Subsection 5.7(d) is hereby amended in its entirety to read as follows:
“In the event of a default upon an Acquisition Loan, the value of Plan assets transferred in satisfaction of such Acquisition Loan must not exceed the amount of the default. If the lender is a disqualified person (as defined in the Code), the Acquisition Loan must provide for a transfer of Plan assets upon default only upon and to the extent of the Plan’s failure to meet the payment schedule of such Acquisition Loan.”
13.	Subsection 5.8(b) is hereby amended in its entirety to read as follows:
“The payments made by the Trustee with respect to an Acquisition Loan for a Plan Year must not exceed the sum of such Profit Sharing Contributions, earnings and dividends (including distributions (as defined in Code Section 1368)) for that Plan Year and prior Plan Years, less the amount of such payments for prior Plan Years, and must be accounted for separately in the ESOP Component’s books until such Acquisition Loan is repaid.”

14.	The first sentence of Section 5.8(c) is hereby deleted in its entirety.

15.	Section 5.9 is hereby amended in its entirety to read as follows:

“[Reserved.]”

16.	Section 5.12 is hereby amended in its entirety to read as follows:
“(a) For purposes of this Section 5.12, the following terms shall have the meanings stated below:
(1) ‘Deemed Owned Shares’ shall mean, with respect to any Participant:
(A)	Shares of stock in an S Corporation that are allocated to a Participant’s ESOP Accounts;

(B)	Such Participant’s share of the Common Stock of an S Corporation that is held by the ESOP Component but is not allocated to the ESOP Accounts of any Participant or Beneficiary; and

(C)	Synthetic Equity Shares.
(2) ‘Deemed 10% Shareholder’ shall mean a Participant who owns at least ten percent (10%) of the ‘Deemed Owned Shares’ of an S Corporation.
(3) ‘Disqualified Person’ shall mean any person if:
(A)
The aggregate number of Deemed-Owned Shares of such person and the person’s Members of the Family is at least twenty percent (20%) of the number of Deemed-Owned Shares of stock in the S Corporation; or

(B)	In the case of a person other than one described in paragraph (1) immediately above, a Deemed 10% Shareholder.
In the case of a Disqualified Person described in paragraph (A) immediately above, any person’s Member of the Family shall be treated as a Disqualified Person if not otherwise treated as a Disqualified Person under paragraphs (A) or (B) immediately above.

(4) ‘Members of the Family’ shall mean, with respect to any individual:
(A)	The spouse of the individual;

(B)	An ancestor or lineal descendant of the individual or the individual’s spouse;

(C)	A brother or sister of the individual or the individual’s spouse and any lineal descendant of the brother or sister; and

(D)	The spouse of any individual described in paragraphs (B) or (C) immediately above.
For purposes of this Section 5.12, a spouse of an individual who is legally separated from such individual under a decree of divorce or separate maintenance shall not be treated as such individual’s spouse for purposes of this Section 5.12.
(5) ‘Nonallocation Year’ shall mean any Plan Year if, at any time during such Plan Year:
(A)	The Plan holds Company Stock consisting of shares of stock in an S Corporation; and

(B)
Disqualified Persons own at least fifty percent (50%) of the number of shares of stock in the S Corporation. For purposes of this paragraph (B), stock includes Company Stock owned directly by the Disqualified Person, Deemed-Owned Shares of the Disqualified Person, and Synthetic Equity of the Disqualified Person.

For purposes of this definition, the following attribution rules shall apply:
(i)	The rules of Section 318(a) of the Code shall apply for purposes of determining ownership except that:
(I)	In applying paragraph (1) of Section 318(a) of the Code, the members of an individual’s family shall include Members of the Family; and

(II)	Paragraph (4) of Section 318(a) of the Code thereof shall not otherwise apply; and
(ii)	Notwithstanding the employee trust exception in Code Section 318(a)(2)(B)(i), an individual shall be treated as owning Deemed-Owned Shares of the individual.

(4) ‘Impermissible Accrual’ shall mean any holding of Common Stock of an S Corporation by the ESOP Component, and assets attributable thereto, for the benefit of a Disqualified Person during a Nonallocation Year. For purposes of this subsection (b)(7), assets attributable to S Corporation Common Stock owned by the ESOP Component include any distributions, within the meaning of Section 1368 of the Code, made on S Corporation Common Stock held in the ESOP Accounts of a Disqualified Person (including earnings thereon) such that, in the event of a Nonallocation Year, all Common Stock of the S Corporation and other assets of the ESOP Component attributable to such S Corporation Common Stock, including distributions and sales proceeds (and earnings thereon), held in the ESOP Accounts of such Disqualified Person for such year constitute an Impermissible Accrual for the benefit of the Disqualified Person, whether attributable to contributions in the current year or in prior years.
(5) ‘Impermissible Allocation’ shall mean (i) any contribution or other annual addition (within the meaning of Section 415(c)(2) of the Code) made to the account of a Disqualified Person, or (ii) any other accrual of additional benefits, directly or indirectly, under the Plan or any other qualified plan under Section 401(a) of the Code (including any release and allocation from a Loan Suspense Account, as described in Treas. Reg. §54.4975-11(c) and (d)) that, for the Nonallocation Year, would have been added to the ESOP Accounts of such Disqualified Person and invested in S Corporation Common Stock owned by the ESOP Component, but for a Plan provision precluding such addition to the ESOP Accounts of a Disqualified Person and investment in S Corporation Common Stock during a Nonallocation Year.
(6) ‘Prohibited Allocation’ shall mean an Impermissible Accrual or an ‘Impermissible Allocation.
(7) ‘Restricted Participant’ shall mean a Disqualified Person whose stock ownership (including Deemed-Owned Shares) could result in a Nonallocation Year.
(8) ‘S Corporation’ shall mean an S corporation as defined by Code Section 1361(a)(1).

(9) ‘Synthetic Equity Shares’ shall mean any stock options, warrants, restricted stocks, deferred insurance stock rights, or similar interests or rights that give the holder the right to acquire or receive Common Stock of an S Corporation in the future. Except to the extent provided in the Treasury regulations, Synthetic Equity Shares shall also include:
(A)
any rights to future payments (payable in cash or any other form other than stock of the S Corporation) (e.g., stock appreciation rights, phantom stock units, or similar rights to future cash payments) based on the value of such stock or appreciation in such value;

(B)
any rights to acquire stock or other similar interests in a related entity if such interests in the related entity are the only significant asset of the S Corporation and the S Corporation is the only significant owner of the related entity (e.g., partnership, trust, or Qualified Subchapter S Subsidiary under Section 1361(b)(3)of the Code);

(C)
any remuneration for services rendered to the S Corporation, or a related entity, to which Section 404(a)(5) of the Code applies (including remuneration for which a deduction would be permitted under Section 404(a)(5) of the Code if separate accounts were maintained);

(D)	any rights to receive property (to which Section 83 of the Code applies) in a future year for the performance of services to an S Corporation, or a related entity;

(E)
any transfers of property (to which Section 83 of the Code applies) in connection with the performance of services to an S Corporation, or a related entity, to the extent that the property is not substantially vested within the meaning of Treas. Reg. §1.83-3(i) by the end of the Plan Year in which transferred; and

(F)
any remuneration for services rendered to an S Corporation, or a related entity, under a plan, or method or arrangement, deferring the receipt of compensation to a date that is after the 15th day of the 3rd calendar month after the end of the entity’s taxable year in which the related services are rendered, other than a plan that is an eligible retirement plan within the meaning of Section 402(c)(7)(B) of the Code.

Notwithstanding the above, Synthetic Equity Shares do not include shares that are deemed-owned ESOP shares. In the case of a person who owns Synthetic Equity Shares of an S Corporation, except to the extent provided in regulations, the shares of stock in the S Corporation on which such Synthetic Equity Shares are based shall be treated as outstanding stock in such corporation and Deemed-Owned Shares of such person if such treatment of Synthetic Equity Shares of one or more persons results in (i) the treatment of any person as an S Corporation Disqualified Person; or (ii) the treatment of any Plan Year as a Nonallocation Year.
For purposes of this definition, Synthetic Equity Shares shall be treated as owned by a person in the same manner as stock is treated as owned by a person under the rules of paragraphs (2) and (3) of Section 318(a) of the Code. If, without regard to this definition, a person is treated as a Disqualified Person or a Plan Year is treated as a Nonallocation Year, this definition shall not be construed to result in the person or year not being so treated.
(b) Notwithstanding any provision of this Plan to the contrary, during any Plan Year in which the Company is an S Corporation and Company Stock held under the ESOP Component consists of stock in an S Corporation, any portion of the assets held by the Trust, either attributable to or allocable in lieu of such Company Stock, accruing or being allocated (either directly or indirectly) under this Plan or any plan qualified under Section 401(a) of the Code that is maintained by the Company for the benefit of a Disqualified Person shall constitute a Prohibited Allocation and shall be null and void ab initio.
(c) Any part of a Restricted Participant’s accrued benefit that is held by the ESOP Component may be converted into cash:
(1) During any Plan Year following the close of the Plan Year in which the Restricted Participant incurs a termination of employment with the Company for any reason, provided at such time the Trust has an adequate amount of cash to convert (in whole or part) the Restricted Participant’s ESOP Account; or
(2) During any Plan Year in which an allocation to a Disqualified Person could result in a Nonallocation Year, prior to such allocation and solely to the extent required to prevent a Nonallocation Year from occurring.
The value of the Restricted Participant’s Account may be determined as of the end of the Plan Year in which the Restricted Participant incurs a Termination Date, as of the end of the Plan Year immediately preceding the potential Nonallocation Year, or as of the more recent valuation, if any. However, except in the case of reemployment, none of a Restricted Participant’s accrued benefit will be credited with any further Company contributions, forfeitures, dividends on Company Stock or gain on the sale of Company Stock held in a Loan Suspense Account.

(d) This Section 5.12 is intended to satisfy the provisions under Section 409(p) of the Code and the Treasury regulations promulgated and in effect thereunder. To the extent that any provision of this Section 5.12 is inconsistent with Section 409(p) of the Code or the related Treasury regulations, such provision shall be operated in accordance with the Code and Treasury regulations, not with this Plan document.”
17.	Effective as of October 1, 2006, a new sentence is hereby added between the third and fourth sentences of subsection 9.2(c) to read as follows:
“In the event that the nonforfeitable portion of a Participant’s Account is less than the maximum amount prescribed in Section 411(a)(11) of the Code, any distribution thereof that is greater than $1,000, and is made without the Participant’s written consent before attaining the later of Normal Retirement Age or age 62, shall be paid in a direct rollover to an individual retirement account designated by the Trustee to the extent the Participant does not otherwise elect to receive such distribution directly or have it paid to an eligible retirement plan in a direct rollover.”
18.	The second and third sentences of subsection 9.14(d) are hereby amended in their entirety to read as follows:
“Alternatively, Common Stock may be distributed subject to the requirement that it be resold to the Company (or to the Trust) under payment terms that comply with Section 9.15. If Company Stock is distributed from the Trust to a Participant who directs that such Company Stock be distributed to his individual retirement arrangement in a direct rollover, the Company’s S corporation status shall not be affected, provided that, upon the distribution of the Company Stock to the Participant’s individual retirement arrangement, the Company repurchases the Company Stock contemporaneously with, and on the same day as, such distribution.”
19.	The last sentence of subsection 9.15(a)(1) is hereby amended in its entirety to read as follows:
“The right of first refusal shall provide that, prior to any subsequent transfer, the Common Stock must first be offered for purchase in writing to the Company, and then to the Trust, for a price and under such other terms no less favorable to the seller than the greater of the value of the Common Stock determined in accordance with Treas. Reg. §54.4975-11(d)(5), or the purchase price and other terms offered by a buyer, other than the Company or the Trust, making a good faith offer to purchase such Common Stock.”
20.	Subsection 9.15(a)(2) is hereby amended in its entirety to read as follows:
“The Company and the Trust shall have a total of fourteen (14) days to exercise the right of first refusal under the terms provided in subsection (a)(1).”

21.	A new subsection 9.15(b)(6) is hereby added to read as follows:
“Notwithstanding any other provision of this Plan to the contrary, in no event shall the Company be obligated to acquire Common Stock from a Participant or Beneficiary at an indefinite time subject to the occurrence of an event, as provided under Treas. Reg. §54.4975-11(a)(7)(i).”
22.	The last sentence of Section 12.5(a) is hereby amended, effective as of October 1, 2006, by deleting the following phrase therefrom:
“separation from service”
and substituting the following phrase therefore:
“severance from employment”
IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Amendment to the Plan to be executed on its behalf by the Chief Executive Officer as of the 6th day of May, 2010.

Alion Science and Technology Corporation
By:	/s/ Bahman Atefi
Its: Chief Executive Officer